---------------------------------                  -----------------------------

CUSIP NO. 541431 10 2                   13G          Page    1   of  17  Pages

---------------------------------                  -----------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)
            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)
                             (Amendment No. 1)/1/



                               LOISLAW.COM, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  541431 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               January 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [_]      Rule 13d - 1(b)
 [_]      Rule 13d - 1(c)
 [X]      Rule 13d - 1(d)



___________________
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                 ------------------------
  CUSIP NO. 541431 10 2              13G                  Page  2  of 17  Pages
             ----------                                        ---   ----
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Capital Resource Lenders III, L.P.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware limited partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP NO. 541431 10 2              13G                  Page  3  of 17  Pages
             ----------                                        ---   ----
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Capital Resource Partners III, L.L.C.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware limited liability company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP NO. 541431 10 2              13G                  Page  4  of 17  Pages
             ----------                                        ---   ----
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      CRP Investment Partners III, L.L.C.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware limited liability company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP NO. 541431 10 2              13G                  Page  5  of 17  Pages
             ----------                                        ---   ----
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Robert C. Ammerman
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP NO. 541431 10 2              13G                  Page  6  of 17  Pages
             ----------                                        ---   ----
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Fred C. Danforth
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP NO. 541431 10 2              13G                  Page  7  of 17  Pages
             ----------                                        ---   ----
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Stephen M. Jenks
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ------------------------
  CUSIP NO. 541431 10 2              13G                  Page  8  of 17  Pages
             ----------                                        ---   ----
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Alexander S. McGrath
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a).          Name of Issuer:
-----------          ---------------

                     Loislaw.com, Inc.

Item 1 (b).          Address of Issuer's Principal Executive Offices:
-----------          ------------------------------------------------

                     105 North 28/th/ Street
                     Van Buren, Arkansas 72956

Item 2 (a).          Name of Person Filing:
-----------          ----------------------

                     Capital Resource Lenders III, L.P. ("CRL III"), Capital Resource Partners III, L.L.C. ("CRP III"), CRP Investment Partners III, L.L.C. ("CRP IP III"), Robert C. Ammerman ("Ammerman"), Fred C. Danforth ("Danforth"), Stephen M. Jenks ("Jenks") and Alexander S. McGrath ("McGrath"). The persons named in this paragraph are referred to individually as a "Reporting Person" and collectively as the "Reporting Persons".

Item 2 (b).          Address of Principal Business Office or, if None,
-----------          --------------------------------------------------
                     Residence:
                     ----------

                     The address of the principal business office of each of the Reporting Persons is Capital Resource Partners, 85 Merrimac Street, Suite 200, Boston, MA 02114.

Item 2 (c).          Citizenship:
-----------          ------------

                     CRL III is a limited partnership organized under the laws of the State of Delaware. CRP III is a limited liability company organized under the laws of the State of Delaware. CRP IP III is a limited liability company organized under the laws of the State of Delaware. Each of Ammerman, Danforth, Jenks and McGrath is a United States citizen.

Item 2 (d).          Title of Class of Securities:
-----------          -----------------------------

                     Common Stock, $.01 Par Value Per Share

Item 2 (e).          CUSIP Number
-----------          ------------

                     541431 10 2

Item 3.      If This Statement is Filed pursuant to Rule 13d-1(b), or 13d-2(b)
-------      -----------------------------------------------------------------
                 or (c), Check Whether the Filing Person is a:
                 --------------------------------------------

                 (a)  [_]  Broker or dealer registered under Section 15 of the
                           Exchange Act.

                 (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

                 (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                 (d)  [_]  Investment company registered under Section 8 of the
                           Investment Company Act.

            e)  [_]  An investment adviser in accordance with Rule 13d-
                     1(b)(1)(ii)(E);

            f)  [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            g)  [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            h)  [_]  A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

            i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                     If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]


Item 4.     Ownership:
-------     ----------

                 (a)  Amount Beneficially Owned:

                 None of the Reporting Persons continue to own any shares of the common stock of Loislaw.com, Inc.

                 (b)  Percent of Class:

                      None of the Reporting Persons continue to own any shares of the common stock of Loislaw.com, Inc.

                 (c)  Number of shares as to which such person has:

                      (i)     Sole power to vote or direct the vote:  0

                      (ii) Shared power to vote or to direct the vote: Each of the Reporting Persons: 0

                      (iii) Sole power to dispose or to direct the disposition of: 0

                      (iv) Shared power to vote or to direct the vote: Each of the Reporting Persons: 0

Item 5.     Ownership of Five Percent or Less of a Class:
-------     ---------------------------------------------

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent On Behalf of Another Person:
-------     ----------------------------------------------------------------

                 Inapplicable.


Item 7.     Identification and Classification of the Subsidiary Which Acquired
-------     ------------------------------------------------------------------
                 the Security Being Reported on by the Parent Holding Company:
                 -------------------------------------------------------------

                 Inapplicable.


Item 8.     Identification and Classification of Members of the Group:
-------     ----------------------------------------------------------

                 Inapplicable. Each of CRL III, CRP III, CRP IP III, Ammerman, Danforth, Jenks and McGrath expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group:
-------     -------------------------------

                 Inapplicable.

Item 10.    Certification:
--------    --------------

                 Inapplicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 28, 2001

CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
     Its General Partner

By:               *
   --------------------------------------------------
    Name:  Robert C. Ammerman
    Title: Managing Member


CAPITAL RESOURCE PARTNERS III, L.L.C.


By:               *
   --------------------------------------------------
    Name:  Robert C. Ammerman
    Title: Managing Member


CRP INVESTMENT PARTNERS III, L.L.C.


By:               *
   --------------------------------------------------
    Name:  Robert C. Ammerman
    Title: Manager


                  *
-----------------------------------------------------
Robert C. Ammerman


                  *
-----------------------------------------------------
Fred C. Danforth

                  *
-----------------------------------------------------
Stephen M. Jenks

                  *
---------------------------------------------
Alexander S. McGrath

                                             * By: /s/ Laura T. Ketchum
                                                  -------------------------
                                                   Laura T. Ketchum
                                                   Attorney-in-Fact

------------------------------------------------------------------------------
This Schedule 13G was executed by Laura T. Ketchum pursuant to Powers of Attorney filed herewith as Exhibit 2.

                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Loislaw.com, Inc.

      EXECUTED this 28/th/ day of February, 2001.

CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
      Its General Partner

By:               *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title: Managing Member


CAPITAL RESOURCE PARTNERS III, L.L.C.


By:               *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title: Managing Member


CRP INVESTMENT PARTNERS III, L.L.C.


By:               *
   --------------------------------------------------
      Name:  Robert C. Ammerman
      Title: Manager


                  *
-----------------------------------------------------
Robert C. Ammerman


                  *
-----------------------------------------------------
Fred C. Danforth

                  *
-----------------------------------------------------
Stephen M. Jenks

                  *
------------------------------------------
Alexander S. McGrath

                                                   * By: /s/ Laura T. Ketchum
                                                         -----------------------
                                                         Laura T. Ketchum
                                                         Attorney-in-Fact

------------------------------------------------------------------------------
This Schedule 13G was executed by Laura T. Ketchum pursuant to Powers of Attorney filed herewith as Exhibit 2.

                                                                       Exhibit 2
                                                                       ---------


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Laura T. Ketchum and Robert C. Ammerman, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of this 28/th/ day of February, 2001.

CAPITAL RESOURCE LENDERS III, L.P.

By:  Capital Resource Partners III, L.L.C.
     Its General Partner


By:   /s/ Robert C. Ammerman
   -----------------------------------------
      Name:  Robert C. Ammerman
      Title: Managing Member


CAPITAL RESOURCE PARTNERS III, L.L.C.


By:   /s/ Robert C. Ammerman
   -----------------------------------------
      Name:  Robert C. Ammerman
      Title: Managing Member


CRP INVESTMENT PARTNERS III, L.L.C.


By:   /s/ Robert C. Ammerman
   -----------------------------------------
      Name:  Robert C. Ammerman
      Title: Manager

/s/ Robert C. Ammerman
---------------------------------------
Robert C. Ammerman


/s/ Fred C. Danforth
---------------------------------------
Fred C. Danforth


/s/ Stephen M. Jenks
---------------------------------------
Stephen M. Jenks


/s/ Alexander S. McGrath
---------------------------------------
Alexander S. McGrath